POWER OF ATTORNEY

The undersigned officer or Board member of BNY Mellon Funds Trust (the "Trust"), a Massachusetts business trust, hereby constitutes and appoints James Bitetto, Deirdre Cunnane, Sarah S. Kelleher, Jeff Prusnofsky, Amanda C. Quinn and Peter M. Sullivan, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Trust's Registration Statement on Form N-1A (and any and all amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective October 1, 2021, this document hereby revokes in its entirety any Power of Attorney executed by the undersigned with regard to the same subject matter.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed. This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.

This Power of Attorney shall remain in full force and effect until either properly revoked in writing or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Bank of New York Mellon Corporation or one of its affiliates.

/s/ Patrick T. Crowe Patrick T. Crowe President (Principal Executive Officer)	September 28, 2021
/s/ James Windels James Windels Treasurer (Principal Financial and Accounting Officer)	September 24, 2021
/s/ Patrick J. O'Connor Patrick J. O'Connor Chairman of the Board	September 8, 2021
/s/ John R. Alchin John R. Alchin Board Member	September 22, 2021

/s/ Ronald R. Davenport Ronald R. Davenport Board Member	September 28, 2021
/s/ Jack L. Diederich Jack L. Diederich Board Member	September 30, 2021
/s/ Kim D. Kelly Kim D. Kelly Board Member	September 22, 2021
/s/ Kevin C. Phelan Kevin C. Phelan Board Member	September 22, 2021
/s/ Patrick J. Purcell Patrick J. Purcell Board Member	September 28, 2021
/s/ Thomas F. Ryan, Jr. Thomas F. Ryan, Jr. Board Member	September 23, 2021
/s/ Maureen M. Young Maureen M. Young Board Member	September 24, 2021